Exhibit 4.4

May 3, 2023

Holder of Common Stock Purchase Warrants

Re: Reduction of Exercise Price and Extension of Term of Common Stock Purchase Warrants

Dear Holder:

Reference is hereby made to the offering on Form S-3 (File No. 333-264062) on or about the date hereof (the “Offering”) by Mawson Infrastructure Group, Inc. (the “Company”) of its common stock, par value $0.001 per share (“Common Stock”), and/or other securities of the Company (collectively, the “Securities”).

This letter confirms that, in consideration for the Holder’s participation in the Offering and purchase of Securities in the Offering (the “Purchase Commitment”), the Company hereby amends, effective as of the closing of the Offering, the Holder’s existing warrants to purchase up to 1,666,667 shares of common stock at an exercise price of $6.06 per share issued on July 20, 2022 (the “Existing Warrants”) by (i) reducing the Exercise Price (as defined therein) of the Existing Warrants to $3.23 per share, (ii) amending the Existing Warrants so that they will not be exercisable commencing on the date hereof and until November 8, 2023, and (iii) amending the expiration date of the Existing Warrants to five and one-half (5.5) years following the date of issuance (the “Warrant Amendment”). The Warrant Amendment shall be effective upon the closing the Offering and the satisfaction of the other terms and conditions referenced below.

The Warrant Amendment is subject to the consummation of the Offering and the Holder’s satisfaction of the Purchase Commitment. In the event that either (i) the Offering is not consummated, or (ii) the Holder does not satisfy the Purchase Commitment, the Warrant Amendment shall be null and void and the provisions of the Existing Warrants in effect prior to the date hereof shall remain in effect.

Except as expressly set forth herein, the terms and provisions of the Existing Warrants shall remain in full force and effect after the execution of this letter and shall not be in any way changed, modified or superseded except by the terms set forth herein.

From and after the effectiveness of the Warrant Amendment, the Company agrees to promptly deliver to the Holder, upon request, amended Existing Warrants that reflect the Warrant Amendments in exchange for the surrender for cancellation of the Holder’s Existing Warrants to be amended as provided herein. For any registered Existing Warrants, the Company shall file a prospectus supplement to the applicable registration statement in connection with the amendments hereunder by the closing of the Offering.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

MAWSON INFRASTRUCTURE GROUP, Inc.

By:
Name:	James Manning
Title:	Chief Executive Officer

Name of Holder: ________________________________________________________

Signature of Authorized Signatory of Holder: __________________________________

Name of Authorized Signatory: ____________________________________________________

[Signature Page to Warrant Amendment Agreement]